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Exhibit 99.1

                           ACT Teleconferencing, Inc.
             Second Quarter Earnings Release Conference Call Topics
                          (with questions and answers)

                                     TOPICS

                                  1. Accounting

     1.1  Q:   Who is ACT's current auditor and are there any changes planned?

          A:   Ernst & Young.  No changes are planned for the immediate future.

     1.2  Q:   Will ACT Management certify ACT's financials?

          A: ACT's second quarter 2002 financials will be certified on Wednesday, August 14 with the 10Q filing.

2.   Competitive landscape

     2.1  Q:   In the last conference call, Gerald indicated that there were more RFP's than he knew what to do with. Since that announcement, there have been no press releases regarding new clients despite the opportunities presented by WorldCom's collapse. Please explain.

          A: Of 34 bids outstanding in April 2002 and May 2002, we have been awarded 14, and lost 8. The remaining 12 bids have not been awarded yet, or have been withdrawn.

               In volume terms two projects alone carry 40 million minutes equivalent to 25% of our entire volume. Significant additional volumes and customers stand behind these projects if we execute well and deliver good service.

     2.2  Q:   Will there be a potential for new customers due to the bankruptcy of WorldCom? If so, what is the ACT marketing plan to capitalize on that opportunity?

          A: We believe there will be significant opportunity. We do not disclose our marketing plans for competitive reasons.

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     2.3  Q:   Is the WorldCom teleconferencing business too large for ACT?

          A: Yes, we estimate WorldCom's total audio and videoconferencing revenues at approximately $600m. WorldCom is regarded as one of the largest teleconferencing companies in the industry.

     2.4  Q:   The recent Roth report assumes that there will be stabilization of industry prices? Can you comment on trends in ACT and/or industry pricing?

          A: Prices remained stable in the attended sector at $0.34-per-minute.

               Prices are continuing to come down in the automated sector as customers migrate to even more fully-automated services. Average prices for ACT in this sector reduced from $0.17-per-minute to $0.13-per-minute in the second quarter of 2002. We believe in the next two years, prices for some Fortune 1000 customers may go as low as $0.04-per-minute, although associated volume growth is expected to be significant. These prices usually exclude transport costs. On average, we estimate pricing could bottom-out at an average of $0.07-per-minute over the next 24 months. ACT has certain automated features not offered by other customers which may yield higher prices for some customers.

               Videoconferencing pricing presently is stable.

     2.5  Q:   What are the major points used by ACT's sales staff in
               differentiating ACT from the rest of the telecom industry and telecom industry problems?

          A:   o    Quality of service.
               o    International points of presence.
               o    Full range of services
               o    Highest quality channel partners.
               o    High-end customers.
               o    Independent; has not been bought or sold, not part of a
                    major telecom carrier.
               o    Reasonable but not lowest prices.
               o    Management and staff continuity

     2.6  Q:   How many pipeline prospects do you anticipate have an 80% plus closing probability within the next quarter?

          A: In volume terms, we have closed on approximately 40 million minutes, annualized. Some of these will take time to build, and


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               some of these will be at low prices due to automation and network configuration. Good execution on these projects will mean significant additional revenues with a number of new customers, however these projects take time.

     2.7  Q:   Alternatively, How much business does ACT have in the pipeline
               ($-amount) and what is their expected close ratio?

          A:   o    Relative to channel partners, we believe there is an almost immediate $2m-to-$3m (annual) uplift.
               o    In other bids, we estimate a 30% chance of closing on the
                    remaining 12 bids. (The low percentage is due to the lead times on some of these bids as well as our own resource constraints in executing what we already have in hand).
               o    Other large contracts may come on the market with the
                    dislocations in the telecom sector.
               o    We have lost one large company with revenues of $50k per
                    month.
               o    In Europe we have gained two important Fortune 1000 names
                    with revenue potential of $220k per month combined.
               o    Our largest channel partner carries with it our single
                    largest opportunity internationally.

     2.8  Q:   What is ACT market share in the audio and videoconferencing arenas and target market share for the current fiscal year?

          A:   o    Audioconferencing - 2% share.
               o    Videoconferencing - 5% share.

     2.9  Q:   What other competitors is ACT coming up against the most?
               WebEx? Raindance? Genesys?

          A:   o    WebEx provides web-conferencing and is not a direct
                    competitor.

               o Raindance primarily provides automated conferencing and web conferencing.

               o Historically, the most effective and aggressive competitors in the industry have been WorldCom and Global Crossing.

               o    Intercall, Genesys and Premiere are also competitors.


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               o    Internationally British Telecom, France Telecom and
                    Telstra are competitors (among others).

3.   ACTT details

     3.1  Q:   What is the operating leverage in the most recent quarter?

          A:   77%, as discussed in the Press Release.

     3.2  Q:   What is anticipated for the remainder of the fiscal year?

          A:   Use 75%, for modeling purposes.

     3.3  Q:   For audio, what % of revenues is operator assisted and how much is on-demand reservation-less?

          A:   Attended revenues                    41%
               Automated services                   19%
                                                   ----
                                                    60%
               Video, other                         40%
                                                   ----
                                                   100%
                                                   ====

     3.4  Q:   With their data conferencing service, what kind of growth rate is
               ACT experiencing?

          A: Our web-conferencing service has been disappointing with minimal growth. Revenues are below $50k-per-quarter. We are re-looking at this sector and need to have better product to sell.

     3.5  Q:   In order to be competitive in the marketplace, what price is ACT offering for on demand reservation-less conferencing to the Fortune 1000?

          A:   Refer Question 2.4, above.

     3.6. Q: The Roth report cites that ACT charges on average .16 per minute for automated conferencing and .30 for attended. Competitors are noted for charging .05 for automated and .10 for attended. Please comment on the accuracy of these assumptions.

          A: See the Press Release. These are average numbers. Some prices do go to these levels, and this may be due to a combination of volume discounts, proprietary technology and network configuration (i.e. no long-distance costs). Note that some prices may be without


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               network costs.

     3.7  Q:   What is the distribution of automated versus attended in the most recent quarter and the usage trends?

          A: See Question 3.3, above. As noted, we expect continued high-volume growth as the industry migrates to lower-priced automated services. We do expect the attended services to grow, although at a slower rate.

     3.8  Q:   What are the technological challenges facing ACT and the industry in 2003, and how are they preparing to meet those challenges?

          A: This is a long subject worthy of a separate discussion. In summary, the following challenges exist:
               o    Automated services on a managed-services project basis.
               o    Video over the Internet.
               o    Software tools and information systems.
               o    Conference management systems.
               o    Back-office automation.
               o    Development of advanced web-conferencing software.
               o    Lowering the cost of international transport.

4.   Proximity Acquisition

     4.1  Q:   Is this profitable and/or when is profitability anticipated?

          A: Proximity has recorded slightly negative cashflow for the first six months. It is being integrated with our worldwide video business and offers a superb extension to the range of video services we acquired through PictureTel.

     4.2  Q:   Have there been any unanticipated costs or revenues from this acquisition?

          A:   No.

5.   Concert

     5.1  Q:   What portion of revenue has been recaptured? Roth cites a 15%
               recapture. Is there remaining revenue that you are working on getting or has it capped out? Roth cites a potential to triple or quadruple by the end of the year?


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          A:   Roughly, 30% of volumes have been retained or recaptured in volume-terms, but only 24% in revenue-terms -- retained or recaptured -- due to lower prices for automated services.

               The long-term potential on the international platform with a major channel partner is one of our most significant revenue opportunities. Our new global services platform doubled revenues in the second quarter and we expect it to grow aggressively for the rest of the year.

     5.2  Q:   Roth cites the addition of two recent significant video
               conferencing clients within the past three months. Who are these new clients? Roth cites the addition of $5 million in new revenue from these clients. Is this accurate?

          A: We are contractually prohibited from disclosing these names. One, is a pharmaceutical company, one is a large bank. The estimate of $5m annualized is probably too high but may be closer to $4m per annum when fully ramped.

6.   $5,000,000 convertible financing

     6.1  Q:   Will the August 18 payment of $333,000 be made via stock or cash?

          A:   We intend to pay this in cash.

     6.2  Q:   What is the status / disposition of these funds? Have they been used for working capital, infrastructure, debt reduction, other?
               What quantities have been spent on each item?

          A: A mix of debt reduction, and working capital pay-down to enable us to execute on a pending deal. Refer to the statement of cash flows filed with the 10Q.

     6.3. Q: What is the anticipated monthly interest cost reduction via debt reduction usage of this financing? The recent Roth report cites a $50,000 cost reduction per quarter and an EPS savings of .02 per share.

          A:   Yes, we estimate about $50k in cash interest cost savings.

7.   Share buybacks

     7.1  Q:   It was announced by Gerald that both he and the company would be conducting share buybacks in the last conference call. To date, the official record shows that Gerald has purchased only 5,000


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               shares for $18,150. Why haven't more been purchased and/or can there be further comment on planned purchases?

          A: The Company has previously committed to purchase up to a million shares over time and we are progressively doing so as circumstances permit.

8.   Guidance

     8.1  Q:   2002 FY EPS guidance per last conference call was xxx. What is current guidance?

          A: We do not publish guidance. We originally published a model, targeting revenues of $65m. On current performance, however, our net revenue growth is a static 10%. We would recommend use the model based on $52m, and add a figure for growth based on the above information provided.

     8.2  Q:   2002 FY Sales guidance per last conference call was xxx. What is current guidance?

          A:   See above -- revenues drive earnings.

     8.3  Q:   Audio conferencing growth rates for next FY, three years and five years.

          A: Refer to our S-1 filing for a full review. These have not changed.

     8.4  Q:   Video conferencing growth rates for next FY, three years and five years.

          A:   See above.


About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing, custom designed, managed services and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those


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anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company's financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

                                       ###

                       Contact: ACT Teleconferencing, Inc.
                 Liza Rygg, IR/Corporate Communications Manager
                 Ph: 303/235-9000 E-mail: lrygg@corp.acttel.com

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